EXHIBIT 99.1
 ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES INFORMATION CONCERNING ITS DIVIDEND
PAYABLE APRIL 27, 2009

Great Neck, New York – April 7, 2009 – One Liberty Properties, Inc. (NYSE: OLP) today announced that with respect to the quarterly dividend of $.22 per share, payable on April 27, 2009 to record holders of March 30, 2009 in stock and in cash, it has extended the dates by which stockholders are required to make their election with respect to payment in stock or cash, as well as the valuation dates.  The record date and payment date have not changed.

Stockholders may elect to receive payment of the dividend all cash or stock, and stockholders who do not make an election will be deemed to have elected to receive the dividend in shares of common stock.  We have limited the aggregate amount of cash payable to 10% of the total amount of the dividend.  To the extent that cash elections are received with respect to more than 10% of the aggregate dividend amount, the cash portion will be pro rated among stockholders electing to receive cash and those stockholders will receive the balance of their dividend in shares of common stock.  Shares of common stock included in the dividend will be valued at their volume weighted average trading price on the New York Stock Exchange on April 20, April 21 and April 22, 2009, which dates have been changed from April 15, 16 and 17, 2009, respectively.

An information letter and election form will be mailed to stockholders on or about April 7, 2009.  The properly completed election form to receive cash or stock must be received by the Company’s transfer agent prior to 5:00 p.m. (EST) on April 20, 2009.  If a stockholder holds shares through a bank, broker or nominee, any questions regarding the dividend should be directed to such bank, broker or nominee.  Registered stockholders with questions regarding the dividend may call the Company’s transfer agent, American Stock Transfer & Trust Company, toll-free at 800-937-5549 or (718) 921-8200.

The Company extended the dates by which election forms must be returned by stockholders as well as the valuation dates because mailing to stockholders was delayed pending the effectiveness of a filing with respect to such shares which the Company made with the Securities and Exchange Commission.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions.  Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's filings with the Securities and Exchange Commission.  You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:   Simeon Brinberg
                  (516) 466-3100